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                                                                     EXHIBIT 4.2

                             WASTE MANAGEMENT, INC.

                   OFFICERS' CERTIFICATE DELIVERED PURSUANT TO
           SECTION 301 OF THE INDENTURE DATED AS OF SEPTEMBER 10, 1997

                  The undersigned, the Executive Vice President and Chief Financial Officer, and the Senior Vice President, General Counsel and Corporate Secretary of Waste Management, Inc. (the "Company"), hereby certify that:

                  1. This Certificate is delivered to JPMorgan Chase Bank, as successor to The Chase Manhattan Bank, as trustee (the "Trustee"), pursuant to Sections 102 and 301 of the Indenture dated as of September 10, 1997 between the Company, formerly known as USA Waste Services, Inc., and the Trustee in connection with the Company Order dated November 20, 2001 (the "Order") for the authentication and delivery by the Trustee of $400,000,000 aggregate principal amount of 6 1/2% Notes due 2008 ("Notes").

                  2. The undersigned have read Sections 102, 103, 301 and 303 of the Indenture and the definitions in the Indenture relating thereto.

                  3. The statements made herein are based either upon the personal knowledge of the persons making this Certificate or on information, data and reports furnished to such persons by the officers, counsel, department heads or employees of the Company who have knowledge of the facts involved.

                  4. The undersigned have examined the Order, and they have examined the covenants, conditions and provisions of the Indenture relating thereto.

                  5. In the opinion of the persons making this Certificate, they have made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not all conditions provided for in the Indenture with respect to the Order have been complied with.

                  6. All conditions precedent provided in the Indenture to the authentication by the Trustee of $400,000,000 aggregate principal amount of Notes have been complied with, and such Debt Securities may be delivered in accordance with the Order as provided in the Indenture.

                  7. The terms of the Notes (including the Form of Note) as set forth in Annex A to this Officers' Certificate have been approved by officers of the Company as duly authorized by resolutions of the Board of Directors of the Company as of April 30, 1999, May 14, 1999 and November 3, 2001 and such resolutions, copies of which are attached hereto as Annex B, are in full force and effect as of the date hereof.

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                  IN WITNESS WHEREOF, the undersigned has hereunto executed this
Certificate as of November 20, 2001.


                                   /s/ WILLIAM L. TRUBECK
                                   ---------------------------------------------
                                   William L. Trubeck
                                   Executive Vice President
                                   and Chief Financial Officer


                                   /s/ DAVID P. STEINER
                                   ---------------------------------------------
                                   David P. Steiner
                                   Senior Vice President, General Counsel
                                   and Corporate Secretary


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                                                                         ANNEX A


                               TERMS OF THE NOTES

         Pursuant to authority granted by the Board of Directors of the Company on April 30, 1999, May 14, 1999 and November 3, 2001, the Company has approved the establishment, issuance, execution and delivery of a new series of Securities (as defined in the Indenture) to be issued under the Indenture dated as of September 10, 1997 (the "Indenture"), between the Company, formerly known as USA Waste Services, Inc., and JPMorgan Chase Bank, as successor to The Chase Manhattan Bank, as trustee (the "Trustee"), the terms of which are set forth below. Capitalized terms used but not defined herein are used herein as defined in the Indenture.

         (1) The title of the series of Securities shall be "6 1/2% Senior Notes due 2008" (the "Notes").

         (2) The Notes shall be general unsecured, senior obligations of the Company.

         (3) The initial aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture shall be $400,000,000 (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306, 907 or 1107 of the Indenture).

         (4) The principal amount of each Note shall be payable on November 15, 2008.

         (5) Each Note shall bear interest from November 20, 2001 at the fixed rate of 6 1/2% per annum; the interest payment dates on which such interest shall be payable shall be May 15 and November 15 ("Interest Payment Dates"), of each year, commencing May 15, 2002, until maturity unless such date falls on a day that is not a Business Day, in which case, such payment shall be made on the next day that is a Business Day; the record date for the determination of Holders to whom interest is payable shall be May 1 or November 1, respectively, immediately preceding such date, as the case may be.

         (6) The Notes are to be issued as Registered Securities. Each Note is to be issued as a book-entry note ("Book-Entry Note") but in certain circumstances may be represented by Notes in definitive form. The Book-Entry Notes shall be issued, in whole or in part, in the form of one or more Notes in global form as contemplated by Section 203 of the Indenture. The Depositary for such Notes shall be The Depository Trust Company, New York, New York.

         (7) Payments of principal of, premium, if any, and interest due on the Notes representing Book-Entry Notes on any Interest Payment Date or at maturity will be made available to the Trustee by 11:00 a.m., New York

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                  City time, on such date, unless such date falls on a day which is not a Business Day, in which case such payments will be made available to the Trustee by 11:00 a.m., New York City time, on the next Business Day. As soon as possible thereafter, the Trustee will make such payments to the Depositary.

         (8) The Notes will be redeemable, at the option of the Company, at any time in whole, or from time to time in part, at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present value of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the Redemption Price) thereon (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360 day year consisting of twelve 30-day months) at the applicable Treasury Yield (as defined in the Notes) plus 25 basis points; plus, in either case, accrued interest to the Redemption Date.

         (9) The Notes shall not be redeemable through the operation of any sinking fund or analogous provision.

         (10) The Notes will be subject to defeasance and discharge as contemplated by Section 1302 of the Indenture and to covenant defeasance under Section 1303 of the Indenture.

         (11) The Notes shall be entitled to the benefit of the covenants contained in Sections 1008 and 1009 of the Indenture.

         (12) The Trustee shall serve initially as Security Registrar for the Notes.

         (13) The Notes shall be substantially in the form of Exhibit A hereto.



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                                    EXHIBIT A

                                       TO

                                 TERMS OF NOTES

                           [FORM OF BOOK-ENTRY NOTE]


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                                                                         ANNEX B

                       RESOLUTIONS OF BOARD OF DIRECTORS


                  WHEREAS, on September 7, 2001, the Board of Directors previously adopted resolutions authorizing certain officers of the Company to effect borrowings or securities offerings up to an aggregate of $600 million; and

                  WHEREAS, the Board of Directors desires to increase the aggregate amount the Company is authorized to borrow under such resolutions; and

                  WHEREAS, the Company anticipates that a portion of the financing will be through convertible notes, which may result in certain purchasers of such notes selling short or otherwise disposing of Company Common Stock (the "Common Stock"); and

                  WHEREAS, the Company desires to offset any imbalance position caused by the potential disposal of the Common Stock by implementing a stock buy-back program to repurchase shares of Common Stock on the open market ("Stock Buy-Back Program"), such repurchase of shares not to exceed $100 million in fair market value of the Common Stock and not to continue beyond thirty days past the closing of the offering;

                  NOW, THEREFORE, BE IT RESOLVED, that the resolutions adopted by the Board of Directors on September 7, 2001, authorizing certain officers of the Company to effect borrowings or securities offerings up to an aggregate of $600 million be, and they hereby are, superceded and rescinded; and

                  RESOLVED FURTHER, that the Chief Executive Officer, the Chief Financial Officer, the Treasurer, and the Secretary of the Company (the "Authorized Officers") be, and each of them hereby is, authorized, for and on behalf of the Company, to issue up to $800 Million (net proceeds to the Company) of debt securities, consisting of fixed maturity senior unsecured debt and zero coupon, subordinated convertible debt, each upon such terms and conditions as the Authorized Officers deem necessary or appropriate; and

                  RESOLVED FURTHER, that, for a period of up to thirty days subsequent to the closing of any debt offering contemplated hereby, the Company take the appropriate action to conduct a Stock Buy-Back Program through its stock transfer agent, Mellon Investor Services LLC, or through any other financial institution and upon such terms and conditions, including price, deemed appropriate by the Authorized


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         Officers, in accordance with applicable law, such repurchase of shares not to exceed $100 million in fair market value of the Common Stock;
         and

                  RESOLVED FURTHER, that such shares of Common Stock repurchased by the Company shall be retained in the Company's treasury; and

                  RESOLVED FURTHER, that the Authorized Officers of the Company be, and each of them hereby is, authorized and empowered, for and on behalf of the Company, (i) to engage such financial institutions, investment banking firms or other advisors to underwrite or assist with such debt issuance, on such terms and conditions as they deem advisable or appropriate and (ii) to take or cause to be taken any and all such actions and to enter into, execute and deliver any and all such acknowledgments, agreements, certificates, contracts, indentures, instruments, notices, statements, powers of attorney and other documents, or to effect any filings, registrations, qualifications or applications with any and all appropriate regulatory authorities, including the Securities and Exchange Commission, any applicable state securities commission or agency, the New York Stock Exchange and any credit rating agency, as may be required or as any such Authorized Officer may deem necessary, advisable or appropriate to effectuate and carry out the transactions contemplated by, and the purposes and intent of, the foregoing resolutions; all such actions to be performed in such manner and all such acknowledgments, agreements, certificates, contracts, indentures, instruments, notices, statements, powers of attorney and documents to be executed and delivered in such form as the officer performing or executing the same shall approve, such officer's performance or execution and delivery thereof to be conclusive evidence of such approval and the approval thereof by this Board of Directors; and

                  RESOLVED FURTHER, that the form of any additional resolutions required in connection with the borrowings of funds or the Stock Buy-Back Program described above be and hereby is approved and adopted, provided the Authorized Officers, on the advice of counsel, consider the adoption thereof necessary or advisable, in which case the Secretary of the Company is hereby directed to insert as an appendix hereto a copy of such resolutions, which shall thereupon be deemed to have been adopted by this Board of Directors with the same force and effect as if set out verbatim herein; and

                  RESOLVED FURTHER, that the Secretary and any Assistant Secretary of the Company be, and each of them hereby is, authorized and empowered, for and on behalf of the Company, to certify and attest any documents that such Secretary or any such Assistant Secretary may deem necessary, advisable or appropriate to consummate the transactions

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         contemplated by the documents heretofore authorized and approved, provided that such attestation shall not be required for the due authorization, execution and delivery or validity of the particular document; and

                  RESOLVED FURTHER, that the authority granted to the Authorized Officers of the Company under the foregoing resolutions shall be deemed to include, in the case of each such resolution the authority to perform such further acts and deeds for and on behalf of the Company as may be necessary, advisable or appropriate, in the judgment of any such officer, to carry out the transactions contemplated thereby, and all acts and deeds previously performed by any of the officers or counsel to the Company prior to the date hereof that are within the authority conferred by the foregoing resolutions be and each of them hereby is approved, ratified and confirmed in all respects as the authorized acts and deeds of the Company.